Exhibit 5.9

Consent of Reno Pressacco

The undersigned hereby consents to (i) the references to, and the information derived from, the technical report entitled "NI 43-101 Technical Report, São Jorge Project, Pará State, Brazil", dated effective January 28, 2025; and (ii) the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by GoldMining Inc. with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Reno Pressacco, P.Geo.
Reno Pressacco, P.Geo.
SLR Consulting (Canada) Ltd.
Dated: December 5, 2025